                                                           Exhibit 99.1




Analyst contact:
Dennis E. McDaniel
Vice President, Investor Relations
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com



For Immediate Release



                     OHIO CASUALTY CORPORATION REPORTS
                     ---------------------------------

                    FINANCIAL RESULTS FOR FIRST QUARTER
                    -----------------------------------


FAIRFIELD, OHIO, April 30, 2007  --- Ohio Casualty Corporation
(NASDAQ:OCAS) today announced the following results for its first quarter ended March 31, 2007, compared with the same period of the prior year:

  - Net income of $63.1 million, or $1.03 per diluted share, versus $51.9 million, or $0.80 per diluted share;

  -  All Lines combined ratio (GAAP) of 89.2% versus 94.9%; and

  - Operating income (A) of $57.9 million ($0.94 per diluted share) versus $42.7 million ($0.66 per diluted share).

President and Chief Executive Officer Dan Carmichael commented, "In 2007, we are off to another great start, with an All Lines combined ratio below 90%. Once again all three business segments are generating an underwriting profit. Our performance reflects substantial favorable development from prior accident years, as we continue to maintain our long-term commitment to underwriting discipline and expense management. We also re-confirmed our commitment to shareholders by raising our quarterly dividend 44% and continued our share repurchase program, while growing book value per share."

"Still, competition continues to pressure our premium volume as new business premiums written declined. We have commenced implementation of our agency management and product development initiatives as outlined in our Strategic Plan. We will be sharing more details of these initiatives, as well as the agent centric services initiatives, as the year progresses and results develop."

The major components of net income are summarized in the table below:


                                                         Three months
Summary Income Statement                                ended March 31,
($ in millions, except share data)                   2007             2006
----------------------------------                   ----             ----
Premiums and finance charges earned                $349.6           $357.7
Investment income less expenses                      51.7             50.9
Investment gains realized, net                        8.0             14.2
                                                   ------           ------
  Total revenues                                    409.3            422.8

Losses and benefits for policyholders               161.9            189.0
Loss adjustment expenses                             38.6             36.7
Underwriting expenses                               111.5            113.8
Corporate and other expenses                         11.1             10.1
                                                   ------           ------
  Total expenses                                    323.1            349.6

Income before income tax expense                     86.2             73.2

Income tax expense:
 On investment gains realized                         2.8              5.0
 On all other income                                 20.3             16.3
                                                   ------           ------
  Total income tax expense                           23.1             21.3

Net income                                         $ 63.1           $ 51.9
                                                   ======           ======

Average shares outstanding - diluted           61,343,139       64,836,502
Net income, per share - diluted                     $1.03            $0.80



Operating Results

  Premium Revenue
  ---------------
  ($ in millions)
                                       Three months ended March 31,
                                       2007        2006      % Chg
                                       ----        ----      -----
Net Premiums Written
Commercial Lines                     $209.4      $212.4      (1.4)%
Specialty Lines                        34.6        35.8      (3.4)%
Personal Lines                        101.3       105.9      (4.3)%
                                     ------      ------
All Lines                            $345.3      $354.1      (2.5)%
                                     ======      ======

All Lines net premiums written declined for the three month period ended March 31, 2007 when compared with the same period of the prior year, due primarily to a decline in new business premium production in the Commercial Lines segment and the commercial umbrella/other product line, a decline in premium rates for both Personal and Commercial Lines, lower Commercial Lines assumed premiums from mandatory workers' compensation and commercial auto pools as well as lower in-force policy counts in the Personal Lines segment and commercial umbrella/other product line. This decline was partially offset by continued growth in the fidelity and surety bond product line; improved retention rates in the Personal Lines segment and commercial umbrella/other product line and a substantially unchanged retention rate for Commercial Lines segment when compared to the same period of the prior year.


  Combined Ratio
  --------------
                                         Three months ended
                                              March 31,
                                          2007        2006
                                          ----        ----
Commercial Lines                          94.4%      101.8%
Specialty Lines                           63.6%       75.2%
Personal Lines                            87.9%       89.2%
                                          -----      ------
  All Lines                               89.2%       94.9%

The improvement in the All Lines combined ratio for the first quarter is the result of a 5.8 point improvement in the loss and LAE ratio driven by a significant increase in favorable prior year reserve development partially offset by increased catastrophe losses and margin compression caused by increasing loss costs and declining prices. Catastrophe losses for the first quarter 2007 were $5.2 compared to $3.6 in the first quarter 2006.

Favorable prior year loss and LAE reserve development was $37.7 million (10.8 points) and $12.9 million (3.6 points) in the first quarter 2007 and 2006, respectively. Reserve development was favorable for almost all product lines during the first quarter 2007 and is primarily attributable to actual severity being lower than expected, much of which is occurring in the casualty product lines, a result of our more disciplined underwriting and improved claims handling practices which commenced in the 2000-2001 timeframe.

Other Highlights
Book value per share increased $0.86 or 3.3% to $26.65 at March 31, 2007, compared to $25.79 at December 31, 2006.

During the first quarter of 2007, the Corporation repurchased 578,604 shares of its common stock at an average cost of $29.63. As of March 31, 2007, the Corporation has $54.9 million of share repurchase authority remaining.

On March 20, 2007, A.M. Best Company announced that it had upgraded the financial strength rating to A for the Ohio Casualty Group and its subsidiaries and upgraded the senior unsecured debt rating to bbb from bbb-. The rating outlook is stable.

Supplemental financial information for the first quarter ended March 31, 2007, including certain financial measures, is available on Ohio Casualty Corporation's website at www.ocas.com and was also filed on Form 8-K with the SEC. A discussion of the differences between statutory accounting principles and U.S. generally accepted accounting principles is included in
Item 15 of the Ohio Casualty Corporation's Annual Report on Form 10-K for the year ended December 31, 2006.

Investors are advised to read the safe harbor statement at the end of this release.

Conference Call
Ohio Casualty Corporation will conduct a teleconference call, including a slide presentation, to discuss information included in this news release and related matters at 10:00 a.m. EDT on Tuesday, May 1, 2007. The call is being webcast by Vcall and can be accessed (as well as the related slides) directly through Ohio Casualty Corporation's website www.ocas.com and Vcall's Investor Calendar website www.investorcalendar.com. The webcast will be available for replay through August 2, 2007. To listen to call playback by telephone, dial 1-800-642-1687, then enter ID code 4846210. Call playback begins at 1 p.m. EDT on May 1, 2007 and extends through 11:59 p.m. on May 3, 2007.

Quiet Period
Ohio Casualty Corporation observes a quiet period and will not comment on financial results or expectations during quiet periods. The quiet period for the second quarter will start July 1, 2007 extending through the time of the earnings conference call, tentatively scheduled for July 31, 2007.

Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty insurance companies that make up the Ohio Casualty Group, collectively referred to as Consolidated Corporation. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 50th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2006). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $5.7 billion as of March 31, 2007.

Safe Harbor Statement
Ohio Casualty Corporation publishes forward-looking statements relating to such matters as anticipated financial performance, business prospects and plans, regulatory developments and similar matters. The statements contained in this news release that are not historical information, are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The operations, performance and development of the Consolidated Corporation's business are subject to risks and uncertainties, which may cause actual results to differ materially from those contained in or supported by the forward-looking statements in this release. The risks and uncertainties that may affect the operations, performance, development and results of the Consolidated Corporation's business include the following: changes in property and casualty reserves; catastrophe losses; premium and investment growth; product pricing environment; changes in government regulation; performance of financial markets; fluctuations in interest rates; availability and pricing of reinsurance; litigation and administrative proceedings; rating agency actions; acts of war and terrorist activities; ability to appoint and/or retain agents; ability to achieve premium targets and profitability goals; and general economic and market conditions.

Ohio Casualty Corporation undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Investors are also advised to consult any further disclosures made on related subjects in Ohio Casualty Corporation's reports filed with the SEC or in subsequent press releases.

(A) Reconciliation of Non-GAAP Financial Measures to GAAP Financial
Measures

Reconciliation of Net Income to Operating Income
Management of the Consolidated Corporation believes the significant volatility of realized investment gains and losses limits the usefulness of net income as a measure of current operating performance. Accordingly, management uses the non-GAAP financial measure of operating income to further evaluate current operating performance. Operating income, both in dollar amounts and per share amounts, are reconciled to net income and net income per share in the table below:

                                                   Three months
                                                  ended March 31,
($ in millions, except per share data)            2007       2006
--------------------------------------            ----       ----
Operating income                                 $57.9      $42.7
After-tax net realized gains                       5.2        9.2
                                                 -----      -----
Net income                                       $63.1      $51.9
                                                 =====      =====


Operating income
  per share - diluted                            $0.94      $0.66
After-tax net realized gains
  per share- diluted                              0.09       0.14
                                                 -----      -----
Net income per share - diluted                   $1.03      $0.80
                                                 =====      =====

Reconciliation of Net Income Return on Equity to Operating Income Return on Equity
Operating income return on equity is a ratio management calculates using non-GAAP financial measures. It is calculated by dividing the annualized consolidated operating income (see calculation below) for the most recent quarter by the adjusted average shareholders' equity for the quarter using a simple average of beginning and ending balances for the quarter, excluding from equity after-tax unrealized investment gains and losses. This ratio provides management with an additional measure to evaluate the results excluding the unrealized changes in the valuation of the investment portfolio that can fluctuate between periods. The following table reconciles operating income return on equity to net income return on equity, the most directly comparable GAAP measure:

                                                 Three months
                                                ended March 31,
($ in millions)                                 2007       2006
---------------                                 ----       ----
Net income                                  $   63.1   $   51.9
Average shareholders' equity                 1,576.3    1,434.1
Return on equity based on
 annualized net income                         16.0%      14.5%
                                               =====      =====

Operating income                            $   57.9   $   42.7
Adjusted average shareholders' equity        1,385.4    1,246.7
Return on equity based on
 annualized operating income                   16.7%      13.7%
                                               =====      =====

Average shareholders' equity                $1,576.3   $1,434.1
Average unrealized gains                       190.9      187.4
                                            --------   --------
Adjusted average shareholders'
 equity                                     $1,385.4   $1,246.7
                                            ========   ========